Exhibit 10.1

SUMTOTAL SYSTEMS

EXECUTIVE INCENTIVE PLAN

2005

SECTION 1 - INTRODUCTION

Plan Objectives

The goal of SumTotal Systems’ Executive Incentive Plan (the “Plan”) is to enhance and reinforce the goals of SumTotal Systems (the “Company”) for profitable growth, by providing executives with additional financial incentives and rewards for attainment of such growth. Final approval of the payment of any awards made under the Plan is subject to the sole discretion of the Compensation Committee of the Board of Directors (“Compensation Committee”) and the Chief Executive Officer.

Effective Date

The Plan is effective for the year beginning January 1, 2005 and ending December 31, 2005; provided, however, that the Company can modify, alter, expand, retract or cancel the Plan in its entirety, with or without advance notice.

SECTION 2 - DEFINITIONS

Definitions of terms as used throughout this Plan document are as follows:

•	“Quarter” means the three-month period coinciding with the Company’s fiscal quarters.

•	“Year” means the twelve-month period coinciding with the Company’s annual fiscal year.

•	“Plan” is the SumTotal Systems Executive Incentive Plan.

•	“Participant” means an employee designated and approved by the Compensation Committee and/or the Chief Executive Officer to participate in the Plan.

•	“Bookings” is the number published in the final bookings report.

•	“Revenue” is the number in the reported non-GAAP financials.

•	“Operating Profit” excludes the following non-cash and one-time charges: stock based compensation, all amortization and depreciation, certain merger related expenses and restructuring charges. It also excludes any accruals for this incentive plan.

•	Gender. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine, and the definition of any terms herein in the singular shall also include the plural.

SECTION 3 - PLAN ADMINISTRATION

Administration

The Plan shall be administered by the Chief Executive Officer, with oversight by the Compensation Committee.

Participation

Participation in the Plan shall be limited to regular employees of the Company. In selecting participants, the Chief Executive Officer shall consider an individual’s position and potential impact on the Company’s business results and performance. A Participant who joins the plan during the Year will have his bonus award prorated for the time he was eligible to participate in the Plan.

Bonus Awards

A bonus fund shall be established for purposes of determining the total award allocations to each Participant. Computation of the total bonus pool is described in Part II of this Plan. Each Participant award is determined based on the Participant’s target incentive percentage of base salary, achievement of company quantitative goals, and individual performance measures (Most Important Tasks – MITs) as discussed in Section 4.

Payment of Bonuses

Normal Payment. A quarterly or annual bonus is not earned until the day the bonus is paid for a given quarter or year, as the case may be. Since no portion of a bonus is earned until it is paid, in order to receive any particular payout under the Plan, the Participant receiving the payout must be an active employee on the day the bonus is paid. Bonus payments are typically made within thirty days following the end of the Plan period. If termination of employment occurs for any reason other than death, total disability, or approved leave of absence, no bonus shall be deemed earned for the Plan period in which such termination occurs.

Payment Under Conditions of Approved Leave of Absence. If an employee is on an approved Leave of Absence (subject to SumTotal’s Leave of Absence Policy), such Participant shall be deemed to have earned a proportionate share of what would otherwise be that period’s actual bonus. The amount of such award shall be the amount which would have been earned had the Participant been employed by the Company during the full period, multiplied by a fraction, the numerator of which is the number of days that the Participant was actively at work during that award period and the denominator of which is the number of days in that full award period.

Payment Under Conditions of Termination. The right to participate in this Plan will become void upon termination of employment for any reason, except as specifically set forth below, effective as of the last day of employment.

If termination of employment occurs on account of death or total disability, such terminating Participant shall be deemed to have earned a proportionate share of what would otherwise be that period’s actual bonus. The amount of such award shall be the amount which would have been earned had the Participant been employed by the Company during the full period, multiplied by a fraction, the numerator of which is the number of days that the Participant was employed by the Company during that award period and the denominator of which is the number of days in that full award period.

Participant Transfer. If a Participant is transferred to another position within the Company during the quarter or year, and experiences a change in his eligibility to participate in this Plan, partial awards will be made based on a pro rata determination as described in the preceding paragraph.

Plan Changes

The Company reserves the right to amend, revoke, or cancel this plan or any portion of it, at any time, for any reason whatsoever, with or without cause or advance notice. Payouts may not be made under this Plan at any time if, in the sole discretion of the Chief Executive Officer or Compensation Committee, the overall financial performance of the Company does not warrant the payment of these awards.

Other Conditions

Right of Assignment. No Participant may sell, assign, transfer, discount, or pledge as collateral for a loan or otherwise anticipate his right to any distribution under this Plan. In the event of a Participant’s death, payment shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.

Right of Employment. Nothing in this Agreement alters the “at will” nature of every Participant’s employment. In other words, a Participant or SumTotal may terminate a Participant’s employment relationship for any reason or for no reason, with or without cause or advance notice.

Withholding for Taxes. The Company shall have the right to deduct from all payments under this Plan any federal or state taxes or other payroll withholdings as required by law to be withheld with respect to such payments.

SECTION 4 - OPERATING RULES

Plan Design

The Plan is based 80% on Business Financials and 20% on achievement of a Participant’s Annual MIT’s. All payouts under the Plan are subject to the overall financial performance of the Company

The maximum payout for the total year and for each quarter is 100% of the appropriate target. For the first three (3) quarters of the year, the payment is based on the results for the relevant quarter only. Any amount above 100% of target achieved in any quarter is not paid out but is banked and will be applied at the end of the year to make up for any shortfall for quarters where less than 100% of target was earned.

Total payouts are not “capped,” in the event the Corporate Financial Performance is stellar. The Compensation Committee may in its sole discretion determine at the end of the year any above-cap or “super-bonus” payout for achievement of greater than 100% of financial plan results. In the event of the failure to achieve at least 90% of Plan, the Compensation Committee may in its sole discretion approve bonus payments.

•	Business Financials – 80% of total bonus target (or 20% of total bonus target per quarter)

The business financials will be reviewed on a quarterly basis based on the following indicators and weightings:

• Bookings	40% (or 32% of total bonus target)
• Revenue	30% (or 24% of total bonus target)
• Operating Profit	30% (or 24% of total bonus target)

The quarterly payments will be based on cumulative quarterly financials – 3 months results, 6 months results, 9 months results and year-end results.

Plan Payout based on Corporate Financial Performance:

• Achieve less than 90% of plan	0% payout
• Achieve 90% of plan	50% payout
• Achieve 100% or more of plan	100% payout
• Straight-line payout between 90-100% of plan. (e.g. Achieve 95% of plan eligible for a 75% payout)

Each business financial indicator stands on its own for purposes of assessing quarterly results subject to the overall financial performance of the company.

EXAMPLE

•	Business Financials – 80% of total bonus target

Potential Business Financials Bonus Under the Plan (60%)

Assumptions:	$100,000 base salary, 25% target bonus (0.25 x $100,000=$25,000) Business Financials at 80% of target bonus (0.8 x $25,000=$20,000) Target met at 100% for each indicator

Indicator	Per Quarter Maximum	Annual Total Maximum
Bookings (0.4 x $20,000)	$2,000	$8,000
Revenue (0.3 x $20,000)	$1,500	$6,000
Operating Profit (0.3 x $20,000)	$1,500	$7,500

Total Bonus	$5,000	$20,000

•	Most Important Tasks (MITs) – 20% of total bonus target

MITs are agreed upon at the beginning of the year; updated each quarter and approved by the Chief Executive Officer or his designee; and, in the case of the Chief Executive Officer, approved by the Compensation Committee.

The MITs bonus of up to 20% of the Participant’s targeted bonus will be paid annually after year-end.

Potential MITs Bonus Under the Plan (20%)

Assumptions:	$100,000 base salary, 25% target bonus (0.25 x $100,000=$25,000) MITs at 20% of target bonus (0.2 x $25,000=$5,000) MITs met at 100%

Indicator	Per Quarter	Annual
MITs (.2 * $25,000)	N/A	$5,000

•	Potential Annual Bonus:

Business Financials @ 100%	$20,000
MITs @ 100%	$5,000

TOTAL	$25,000